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CIBER, INC.
5251 DTC PARKWAY, SUITE 1400
GREENWOOD VILLAGE, CO  80111
WWW.CIBER.COM

For Immediate Release    Contacts:  Doug Eisenbrandt          Fred Schapelhouman
                                    Investor Relations        CFO
                                    CIBER, Inc.               Aris Corporation
                                    (303) 220-0100            (425) 372-2747


                 CIBER COMPLETES ACQUISITION OF ARIS CORPORATION

     GREENWOOD VILLAGE, Colo. - Sept. 19, 2001 - CIBER, Inc. (NYSE: CBR) and Aris Corporation (NASDAQ: ARSC) today announced the successful completion of the acquisition of Aris by CIBER, effective September 18, 2001.

     "As with virtually all IT services companies, Aris is not as large as it was last spring, however, the pricing mechanisms of this combination accommodated the anticipation of this. We have confirmed our belief from June, when this was preliminarily announced, that we have found very good folks at Aris' practice/operational level. The combining of corporate offices and consolidation of certain overhead positions should put these operations on track to perform profitably at CIBER," said Mac Slingerlend, CIBER's President and Chief Executive Officer.

     Aris' operations will be split between CIBER Enterprise Solutions, CIBER's Enterprise Resource Planning (ERP) oriented practices, because of Aris' concentration on Oracle software in the U.S. and Microsoft software in the United Kingdom, and CIBER's core branch operations for a portion of Aris' Seattle and New Jersey operations.

     "This business combination is an excellent fit for our outstanding employees and world-class customers. Over the last few months, we have continued to be impressed by the experience of CIBER's management team and we are more convinced than ever that this is a significant win for Aris and CIBER shareholders, employees and customers alike," said Paul Song, Aris' Chairman and Founder.

     Based on terms of the definitive agreement to merge, the purchase price will be $1.30 cash plus .1937 CIBER shares for each Aris share. Based on the pricing period established in the merger agreement, this represents $2.45 of value for each Aris share. The total value of the transaction is approximately $28 million. Aris' shareholders voted to complete the transaction on September 11, 2001, subject to final closing procedures.

     It is projected that Aris' operations will represent $30 million to $35 million in annual revenue and that the Aris balance sheet as of the closing date will deliver approximately $28 million in tangible net worth.

                                     (more)
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CIBER COMPLETES ACQUISITION OF ARIS                                       PAGE 2

ABOUT ARIS

     Aris Corporation (NASDAQ:ARSC) delivers end-to-end eBusiness consulting services, integrated strategy and technology-enabled solutions that foster interactive business. Founded in 1990, Aris is headquartered in Bellevue, Washington and maintains offices across the United States and in the United Kingdom. For more information about Aris, visit www.aris.com.

ABOUT CIBER

     CIBER, Inc. (NYSE: CBR) is a leading international, e-business integrator, providing IT services for Internet strategy and development, complete life cycle system integration (from customer quotation through cash collection), with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 35 CIBER, 10 DigiTerra, four Solution Partners and four Enspherics offices in the U.S., Canada and Europe. With offices in six countries, CIBER's 5,000 IT specialists continuously build and upgrade our clients' systems to "competitive advantage status."

     This news release may include statements that may constitute "forward-looking statements," including estimates of future business prospects or financial results and statements containing the words "believe," "expect," or similar expressions. Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause actual results of CIBER and its subsidiaries (collectively, the "Company") to differ materially from forward-looking statements. Please refer to a discussion of these factors in the Company's Annual Reports on Form 10-K, 10-Qs and other Securities and Exchange Commission filings, which are incorporated herein by reference. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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